FOR IMMEDIATE RELEASE

DATE:     November 2, 2007
CONTACT:  Joseph F. Conners
          Executive Vice President and Chief Financial Officer
PHONE:    (215) 864-6000
FAX:      (215) 864-1770

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, November 2, 2007 -- Beneficial Mutual Bancorp, Inc. (the "Company") (NASDAQGS: BNCL) today announced a net loss of $5.0 million or $0.07 per share for the third quarter of 2007, compared to net income of $3.0 million or $0.07 per share for the third quarter of 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $1.4 million or $0.02 per share, compared to net income of $8.2 million or $0.18 per share for the comparable period in 2006. The reported net losses resulted primarily from the Company's $10.0 million contribution, before income taxes, to The Beneficial Foundation (the "Foundation"), which was established to make charitable grants and donations and support projects primarily located within the Company's market area. Net income for the third quarter and nine months ended September 30, 2007, exclusive of the charitable contribution to the Foundation, totaled $4.0 million, or $0.05 per share, and $6.8 million, or $0.12 per share, respectively.

The Company is a community-based, diversified financial services company providing consumer and commercial banking services, along with insurance and wealth management services. Its principal subsidiary, Beneficial Bank (the "Bank"), has served individuals and businesses in the Delaware Valley area for more than 150 years. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania with 72 offices in the greater Philadelphia and South Jersey regions. For more information about the Bank and the Company, please visit www.thebeneficial.com.

Highlights for the quarter included:

              o THE COMPANY COMPLETED ITS INITIAL PUBLIC MINORITY STOCK OFFERING, ESTABLISHED THE FOUNDATION AND ACQUIRED FMS FINANCIAL CORPORATION ("FMS") OF BURLINGTON, NEW JERSEY ON JULY 13, 2007. THESE EVENTS HAVE RESULTED IN SIGNIFICANT CHANGES TO THE COMPANY'S BALANCE SHEET AT SEPTEMBER 30, 2007 AND THE INCOME STATEMENT FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007.

              o The Bank's net interest margin increased 57 basis points during the three months ended September 30, 2007 to 3.43% compared to 2.86% during the same period in 2006.

              o The Bank's average interest earning assets increased $803.5 million or 35.8% to $3.1 billion for the quarter ended September 30, 2007 compared to the same period in 2006. The average rate on interest earning assets increased 32 basis points to 6.08% during this period.

              o The Bank's average interest bearing liabilities increased $495.8 million or 25.3% to $2.5 billion for the quarter ended September 30, 2007 compared to the same period in 2006. The average cost of funds on interest bearing liabilities decreased 4 basis points to 3.30% during this period.

Balance Sheet
-------------

Total assets increased $1.2 billion, or 53.5%, to $3.5 billion at September 30, 2007, compared to $2.3 billion at December 31, 2006. The increase in total assets was primarily due to an increase in investment securities of $566.9 million, or 118.39%, net loans of $394.6 million, or 23.61%, cash and cash equivalents of $76.5 million, or 362.94%, and bank premises and equipment of $39.8 million, or 120.08%, during this period. In addition, goodwill and other intangibles increased by approximately $127.0 million as a result of the acquisition of FMS.

Total deposits increased $783.0 million, or 46.7%, to $2.5 billion at September 30, 2007 compared to $1.7 billion at December 31, 2006. Interest bearing deposits increased $614.5 million, or 38.7%, to $2.2 billion and non-interest bearing deposits increased $168.5 million, or 187.13%, to $258.5 million during this period.

Stockholders' equity increased $333.1 million, or 118.78%, to $613.5 million at September 30, 2007 compared to $280.4 million at December 31, 2006. The proceeds of the Company's minority stock offering and merger increased stockholders' equity $329.4 million during this period.

Asset Quality
-------------

The Bank does not engage in subprime lending. Subprime lending is defined as mortgage loans advanced to borrowers who do not qualify for market interest rates because of problems with their credit history.

Net charge-offs during the three month period ended September 30, 2007 increased to $153,000, or 0.01% of average loans outstanding, compared to $112,000, or 0.01% of average loans outstanding for the same three month period in 2006. For the nine month period ended September 30, 2007, net charge-offs declined to $589,000, or 0.03%, compared to $938,000, or 0.05% in the same nine month period in 2006.

Nonperforming loans totaled $16.1 million, or 0.46% of total assets, at September 30, 2007 compared to $8.2 million, or 0.35% of total assets, at December 31, 2006. The increase in nonperforming loans during the nine months ended September 30, 2007 includes two loans to affiliates of a Philadelphia-based builder and development company that filed for Chapter 11 bankruptcy in June 2007.

Real estate owned increased $2.3 million to $5.1 million at September 30, 2007 compared to $2.8 million at December 31, 2006. Real estate owned at both dates includes a former branch office site with a net book value of $2.7 million, which is currently under agreement of sale, and is expected to be sold by year end. The remaining increase is primarily the result of real estate owned that was recorded as part of the acquisition of FMS and its wholly owned subsidiary, Farmers & Mechanics Bank, which includes former Farmers & Mechanics Bank branch office locations that were closed by FMS in June 2007 prior to the acquisition.

The allowance for loan losses at September 30, 2007 totaled $22.1 million, or 1.06%, of total loans outstanding, compared to $17.4 million, or 1.03%, of total loans outstanding, at December 31, 2006. The Bank recorded no provision for loan losses during the three months ended September 30, 2007 compared to $375,000 for the same three month period in 2006. The Bank recorded a provision for loan losses of $300,000 for the nine months ended September 30, 2007 compared to $1.6 million for the comparable period in 2006. The change in the provision for loan losses in the 2007 periods compared to the same periods in 2006 reflects lower levels of net charge-offs for the nine months ending September 30, 2007.

Net Interest Income
-------------------

The Company's net interest income increased $10.1 million, or 63.1%, to $26.1 million for the three months ended September 30, 2007 from the comparable period in 2006. The net interest margin increased 57 basis points to 3.43% and average interest earning assets increased $803.5 million, or 35.8%, during this period. For the nine month period ended September 30, 2007, net interest income increased $9.9 million, or 20.5%, to $58.0 million from the comparable period in 2006.

Non-interest Income
-------------------

Non-interest income increased $1.3 million, or 55.2%, to $3.8 million and $1.4 million, or 17.2%, to $9.3 million for the three and nine months ended September 30, 2007, respectively, compared to the same periods in 2006. The increases in non-interest income were primarily due to increases in service charges and other income during the three and nine months ended September 30, 2007.

Non-interest Expense
--------------------

Non-interest expense increased by $20.8 million, or 142.7%, to $35.4 million and $24.1 million, or 54.4%, to $68.5 million during the three and nine months ended September 30, 2007, respectively, compared to the same periods in 2006. The increases in non-interest expense were primarily due a $10.0 million contribution to The Foundation, as well as increases in salaries, employee benefits, advertising expenses and professional fees incurred as a result of the Company's minority stock offering and integration of Farmers & Mechanics Bank.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                                                   SEPTEMBER 30,       DECEMBER 31,
                                                                                       2007               2006
                                                                                 -----------------  ------------------
 ASSETS:
   Cash and Cash Equivalents:
      Cash and due from banks                                                      $      58,634       $     20,320
      Interest-bearing deposits                                                            3,065                252
      Federal funds sold                                                                  35,861                502
                                                                                 -----------------  ------------------
                Total cash and cash equivalents                                           97,560             21,074

   Investment Securities:
      Available for sale (amortized cost of $908,324 and $337,338
          at September 30, 2007 and December 31, 2006, respectively)                     911,159            332,940
      Held to maturity (estimated fair value of $113,756 and $127,233
          at September 30, 2007 and December 31, 2006, respectively)                     116,027            130,357
      Federal Home Loan Bank stock, at cost                                               18,558             15,544
                                                                                 -----------------  ------------------
                Total investment securities                                            1,045,744            478,841
                                                                                 -----------------  ------------------
   Loans:                                                                              2,088,141          1,688,825
      Allowance for loan losses                                                          (22,094)           (17,368)
                                                                                 -----------------  ------------------
                Net loans                                                              2,066,047          1,671,457

   Accrued Interest Receivable                                                            18,763             11,565

   Bank Premises and Equipment, net                                                       72,996             33,168

   Other Assets:
      Goodwill                                                                           112,132              6,679
      Bank owned life insurance                                                           29,049             28,003
      Other intangibles                                                                   23,548              1,956
      Other assets                                                                        65,045             47,476
                                                                                 -----------------  ------------------
                Total other assets                                                       229,774             84,114
                                                                                 -----------------  ------------------
 Total Assets                                                                      $   3,530,884       $  2,300,219
                                                                                 =================  ==================

 LIABILITIES AND STOCKHOLDERS' EQUITY:
   Liabilities:
      Deposits:
           Non-interest bearing deposits                                           $     258,533       $     90,040
           Interest bearing deposits                                                   2,202,543          1,588,014
                                                                                 -----------------  ------------------
                Total deposits                                                         2,461,076          1,678,054
           Borrowed funds                                                                363,664            294,896
        Other liabilities                                                                 92,658             46,854
                                                                                 -----------------  ------------------
                Total liabilities                                                      2,917,398          2,019,804
                                                                                 -----------------  ------------------

   Commitments and Contingencies
   Stockholders' Equity:
      Preferred Stock - $.01 par value, 100,000,000 shares authorized, none issued or outstanding as of September 30, 2007; none authorized, issued or
      outstanding as of December 31, 2006                                                      0                  0
      Common Stock - $.01 par value, 300,000,000 shares authorized, 82,264,600 shares issued and outstanding as of September 30, 2007; $1.00 par value 100,000 authorized, 100 shares issued and outstanding as of
        December 31, 2006                                                                    823                  0
      Additional paid-in capital                                                         360,128                  0
      Unearned common stock held by employee stock ownership plan                        (31,515)                 0
      Retained earnings (partially restricted)                                           291,530            293,157
      Accumulated other comprehensive loss, net                                           (7,480)           (12,742)
                                                                                 -----------------  ------------------
                Total stockholders' equity                                               613,486            280,415
                                                                                 -----------------  ------------------

 Total Liabilities and Stockholders' Equity                                        $   3,530,884       $  2,300,219
                                                                                 =================  ==================


BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                SEPTEMBER 30,                      SEPTEMBER 30,
                                                       ----------------------------------------------------------------------
                                                            2007             2006               2007               2006
                                                       ---------------   --------------   ----------------   ----------------
INTEREST INCOME:
  Interest and fees on loans                                $  32,588        $  26,655        $    84,229         $   77,089
  Interest on federal funds sold                                  985                5              1,277                 58
  Interest and dividends on investment securities:
     Taxable                                                   12,682            5,571             23,843             16,445
     Tax-exempt                                                   256              245                752                697
                                                       ---------------   --------------   ----------------   ----------------
                    Total interest income                      46,511           32,476            110,101             94,289
                                                       ---------------   --------------   ----------------   ----------------

INTEREST EXPENSE:
  Interest on deposits:
     Interest bearing checking accounts                         1,626              437              2,528              1,320
     Money market and savings deposits                          3,374            2,253              8,947              6,362
     Time deposits                                             10,955            9,034             29,038             24,581
                                                       ---------------   --------------   ----------------   ----------------
               Total                                           15,955           11,724             40,513             32,263
  Interest on borrowed funds                                    4,438            4,740             11,557             13,863
                                                       ---------------   --------------   ----------------   ----------------

                     Total interest expense                    20,393           16,464             52,070             46,126
                                                       ---------------   --------------   ----------------   ----------------

Net interest income                                            26,118           16,012             58,031             48,163

Provision for loan losses                                           0              375                300              1,575
                                                       ---------------   --------------   ----------------   ----------------

Net Interest Income After Provision for Loan Losses            26,118           15,637             57,731             46,588
                                                       ---------------   --------------   ----------------   ----------------

NON-INTEREST INCOME:
     Insurance commission income                                  979            1,076              3,113              3,044
     Service charges and other income                           2,824            1,359              5,545              4,127
     (Loss) Gain on sale of investment securities
          available for sale                                     (24)                0                656                774
                                                       ---------------   --------------   ----------------   ----------------
                Total non-interest income                       3,779            2,435              9,314              7,945
                                                       ---------------   --------------   ----------------   ----------------

NON-INTEREST EXPENSE:
     Salaries and employee benefits                            13,896            8,540             32,286             25,593
     Contribution to The Beneficial Foundation                  9,995                0              9,995                  0
     Occupancy                                                  2,460            1,785              6,454              5,535
     Depreciation, amortization and maintenance                 1,989            1,285              4,744              3,959
     Advertising                                                1,033              595              2,760              1,763
     Amortization of intangible                                 1,452              106              1,623                319
     Other                                                      4,585            2,277             10,610              7,169
                                                       ---------------   --------------   ----------------   ----------------
               Total non-interest expense                      35,410           14,588             68,472             44,338
                                                       ---------------   --------------   ----------------   ----------------

(Loss) Income before income taxes                             (5,513)            3,484             (1,427)            10,195
                                                       ---------------   --------------   ----------------   ----------------

Income tax (benefit) expense                                    (475)              502                (50)             2,005
                                                       ---------------   --------------   ----------------   ----------------

NET (LOSS) INCOME                                           $ (5,038)        $   2,982        $    (1,377)        $    8,190
                                                       ---------------   --------------   ----------------   ----------------

(LOSS) EARNINGS PER  SHARE - Basic and Diluted              $  (0.07)        $    0.07        $     (0.02)        $     0.18
                                                       ---------------   --------------   ----------------   ----------------


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  SEPTEMBER 30,            DECEMBER 31,
                                                      2007                    2006
                                                ----------------        ---------------
ASSET QUALITY INDICATORS:
  Non-performing assets:
       Non-accruing loans                        $    8,239                  $     534
       Accruing loans past due 90 days or more        7,837                      7,617
                                                ----------------        ---------------
Total non-performing loans                           16,076                      8,151

Real estate owned                                     5,106                      2,809

             Total non-performing assets             21,182                     10,960

Ratio of nonperforming loans to total loans            0.77%                      0.48%

Ratio of nonperforming loans to total assets           0.46%                      0.35%

Ratio of  nonperforming assets to total assets         0.60%                      0.48%



                                              FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS ENDED
                                                     SEPTEMBER 30,                        SEPTEMBER 30,
                                          ----------------------------------    --------------------------------
                                                2007             2006                2007             2006
                                          ----------------- ----------------    ---------------- ---------------
PERFORMANCE RATIOS:
(ANNUALIZED)
Return on average assets                           (0.59%)            0.50%             (0.07%)           0.35%
Return on average equity                           (3.56%)            4.12%             (0.36%)           2.86%
Net interest margin                                 3.43%             2.86%              3.13%            2.83%

                                                    SEPTEMBER 30,
                                          ----------------------------------
                                                2007             2006
                                          ----------------- ----------------
OTHER:
EMPLOYEES (FULL-TIME EQUIVALENTS)               818               543
